Exhibit (h)(4)

AMENDMENT TO THE

SERVICES AGREEMENT

THIS AMENDMENT made as of December 13, 2018 (“Amendment”) to that certain Services Agreement dated as of December 14, 2017 (the “Agreement”), by and between HSBC Funds, a Delaware statutory Trust on behalf of the individual series listed on Schedule A to the Agreement (collectively, the “Client”) and Citi Fund Services Ohio, Inc. (“Service Provider” and, with the Client, referred to herein individually as “Party” and collectively as “Parties”). All capitalized terms used but not defined herein shall have the meaning given to them in the Agreement.

WHEREAS, the Service Provider performs certain fund accounting and compliance services to the Client pursuant to the Agreement; and

WHEREAS, the Parties now wish to amend the Agreement pursuant to this Amendment to update certain fees related to securities pricing.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, the Parties hereby agree as follows:

1.	Fees (Exhibit A and Attachment 1 to Fee Letter, Fee Schedule)

Exhibit A, including Attachment 1 to Fee Letter, Fee Schedule, of the Agreement is hereby deleted in its entirety and replaced with the Amended Exhibit A, including Attachment 1 to Fee Letter, Fee Schedule attached hereto.

2.	Representations and Warranties.

a)	Each Party represents and warrants to the other that it has full power and authority to enter into and perform this Amendment, that this Amendment has been duly authorized and, when executed and delivered by it, will constitute a legal, valid and binding obligation of it, enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties.

b)	The Client represents that it has provided this Amendment to the Board.

3.	Miscellaneous.

a)	This Amendment supplements and amends the Agreement. The provisions set forth in this Amendment supersede all prior negotiations, understandings and agreements bearing upon the subject matter covered herein, including any conflicting provisions of the Agreement or any provisions of the Agreement that directly cover or indirectly bear upon matters covered under this Amendment.

b)	Each reference to the Agreement in the Agreement and in every other agreement, contract or instrument to which the Parties are bound, shall hereafter be construed as a reference to the Agreement as separately amended by this Amendment. Except as provided in this Amendment, the provisions of the Agreement remain in full force and effect. No amendment or modification to this Amendment shall be valid unless made in writing and executed by each Party hereto.

c)	This Amendment may be executed in counterparts, each of which shall be an original but all of which, taken together, shall constitute one and the same agreement.

IN WITNESS WHEREOF, the Parties hereto have caused this Amendment to be duly executed all as of the day and year first above written.

THE HSBC FUNDS		Citi Fund Services Ohio, Inc.

By:	/s/ Richard A. Fabietti	By:	/s/ Jay Martin

Name:	Richard A. Fabietti	Name:	Jay Martin

Title:	President	Title:	President

Date:	July 12, 2018	Date:	July 13, 2018